Exhibit 99

April 20, 2011 4:01 PM	Contact: Richard F. Latour President and CEO Tel: 781-994-4800
MICROFINANCIAL INCORPORATED ANNOUNCES
FIRST QUARTER 2011 RESULTS
Burlington, MA — April 20, 2011 — MicroFinancial Incorporated (NASDAQ:MFI) a financial intermediary specializing in vendor based leasing and finance programs for microticket transactions, today announced financial results for the first quarter ended March 31, 2011.
Quarterly Highlights:
•	Increased cash received from customers by 18.0% to $25.8 million representing $1.77 per diluted share as compared to the first quarter of 2010;

•	Increased net income to $2.0 million as compared to $0.6 million for the same period last year;

•	Increased total revenues by 8.4% to $13.3 million as compared to the same period last year;

•	Reduced total expenses by 11.9% as compared to the same period in last year;

•	Improved net charge-offs by 29% from $7.0 million to $5.0 million; and

•	Approved 452 new vendors during the quarter.
First Quarter Results:
Net income for the first quarter of 2011 was $2.0 million, or $0.14 per diluted share on 14,533,102 shares, compared with results in the first quarter of 2010, which included net income of $0.6 million or $0.04 per diluted share based upon 14,409,175 shares.
Revenue for the quarter ended March 31, 2011 increased to $13.3 million compared to $12.3 million in the first quarter of 2010 due primarily to the increase in leasing revenues associated with our new lease originations. Income on leases was $9.1 million, up $1.0 million from the same period last year, and rental income was $2.0 million, which is consistent with the same period last year. Other revenue components contributed $2.2 million for the quarter which is also consistent with the same period last year.
Total operating expenses for the quarter decreased 11.9% to $10.0 million from $11.4 million in the first quarter of 2010. Selling, general and administrative expenses increased $0.8 million to $4.0 million from $3.2 million for the same period last year related primarily to increases in personnel related expenses, rent expense, and bank service charges. The first quarter 2011 provision for credit losses decreased $2.2 million to $4.8 million as compared to the first quarter of 2010. This decrease was due primarily to lower delinquency levels and lower charge off levels. First quarter 2011 net charge-offs decreased to $5.0 million from $7.0 million in the comparable period of 2010 while recoveries increased slightly to $1.3 million from $0.9 million. Interest expense for the first quarter of 2011 decreased $0.1 million to $0.7 million as compared to the first quarter of 2010 due to lower interest rates being offset by higher average outstanding debt balances on our revolving line of credit.
Cash received from customers in the first quarter of 2011 increased 18.0% to $25.8 million versus $21.9 million for the same period last year. New originations for the quarter increased 1.7% to $18.4 million as compared to $18.1 million in the first quarter of 2010. Headcount at March 31, 2011 was 119 as compared to 114 for the same period last year.
Richard Latour, President and Chief Executive Officer said, “We are very pleased with the continued improvement in our financial performance in the first quarter of 2011. We had very strong earnings of slightly more than $2.0 million representing $0.14 per diluted share and we had our 17th consecutive quarterly increase in cash received from customers. Our net investment in leases at the end of the first quarter was approximately $140 million, an increase of approximately 11% over the same period in 2010. We have continued to maintain a conservative leverage ratio at less than 1.1 times debt to shareholder equity. We are also pleased to see that our delinquency levels and net charge offs dropped considerably for the quarter. From an operational standpoint we had a very good quarter in signing up new vendors in that we approved slightly over 450 new vendors.”

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2011	2010

ASSETS
Cash and cash equivalents	$1,232	$1,528
Restricted cash	952	753
Net investment in leases:
Receivables due in installments	191,887	191,067
Estimated residual value	22,198	21,832
Initial direct costs	1,446	1,490
Less:
Advance lease payments and deposits	(3,526)	(3,479)
Unearned income	(59,008)	(59,245)
Allowance for credit losses	(12,895)	(13,132)

Net investment in leases	140,102	138,533
Investment in rental contracts, net	544	461
Property and equipment, net	1,870	800
Other assets	1,252	1,530

Total assets	$145,952	$143,605

LIABILITIES AND STOCKHOLDERS’ EQUITY

	March 31,	December 31,
	2011	2010

Revolving line of credit	$61,884	$62,650
Capital lease obligation	13	26
Accounts payable	2,092	2,435
Dividends payable	8	5
Other liabilities	2,509	1,375
Deferred income taxes	8,643	7,627

Total liabilities	75,149	74,118

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized;
no shares issued at March 31, 2011 and December 31, 2010	—	—
Common stock, $.01 par value; 25,000,000 shares authorized;
14,231,692 and 14,231,933 shares issued at March 31, 2011 and
December 31, 2010, respectively	142	142
Additional paid-in capital	46,480	46,475
Retained earnings	24,181	22,870

Total stockholders’ equity	70,803	69,487

Total liabilities and stockholders’ equity	$145,952	$143,605

MICROFINANCIAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Income on financing leases	$9,101	$8,122
Rental income	2,006	1,958
Income on service contracts	108	141
Loss and damage waiver fees	1,201	1,104
Service fees and other	932	993

Total revenues	13,348	12,318

Expenses:
Selling general and administrative	3,953	3,230
Provision for credit losses	4,752	6,931
Depreciation and amortization	681	428
Interest	663	811

Total expenses	10,049	11,400

Income before provision for income taxes	3,299	918
Provision for income taxes	1,270	353

Net income	$2,029	$565

Net income per common share:
Basic	$0.14	$0.04

Diluted	$0.14	$0.04

Weighted-average shares:
Basic	14,246,750	14,210,275

Diluted	14,533,102	14,409,175

About The Company
MicroFinancial Inc. (NASDAQ:MFI), headquartered in Burlington, MA, is a financial intermediary specializing in microticket leasing and financing. We have been in operation since 1986.
Statements in this release that are not historical facts, including statements about future dividends or growth plans, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “anticipates,” “expects,” “views,” “will” and similar expressions are intended to identify forward-looking statements. We caution that a number of important factors could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Readers should not place undue reliance on forward-looking statements, which reflect our views only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. We cannot assure that we will be able to anticipate or respond timely to changes which could adversely affect our operating results. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results or other factors may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see the risk factors described in documents that we file from time to time with the Securities and Exchange Commission.